VBI Vaccines Announces First Quarter 2018 Financial Results and Provides Corporate Update

-- Enrollment completed in PROTECT Phase 3 clinical study of Sci-B-Vac® Hepatitis B Vaccine --

-- Key upcoming milestones in 2018 for lead eVLP vaccine candidates, VBI-1501 for prevention of Congenital

   Cytomegalovirus (CMV) and VBI-1901 for the treatment of glioblastoma (GBM) --

CAMBRIDGE, Mass. (May 1, 2018) – VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today reported financial results for the first quarter ending March 31, 2018, and provided a corporate update.

“Following the completion of the $71.9 million financing in October 2017, we have made strong progress across our development programs, highlighted by the recent completion of enrollment of more than 1,600 participants in our Phase 3 PROTECT study of Sci-B-Vac®, our Hepatitis B vaccine,” said Jeff Baxter, President and CEO of VBI. “With data readouts from both our congenital cytomegalovirus (CMV) and glioblastoma (GBM) programs expected mid-year and in the second half of 2018, respectively, our goal for 2018 is to capitalize on the recent momentum and continue to create value, advancing all three of our lead clinical programs towards significant clinical milestones.”

Recent Highlights and Upcoming Milestones

Sci-B-Vac® for Hepatitis B

o	VBI initiated a pivotal Phase 3 clinical program for Sci-B-Vac®, the Company’s Hepatitis B vaccine, in December 2017 in the U.S., Europe, and Canada. This program consists of two concurrent Phase 3 studies, the PROTECT study and the CONSTANT study.

o	The PROTECT study is designed to evaluate the safety and immunogenicity of Sci-B-Vac® in more than 1,600 adults. The primary endpoints, which are stratified by age cohort, include assessment of the seroprotection rate after three doses of Sci-B-Vac® vs. Engerix-B®. The secondary endpoint will evaluate speed to seroprotection, including assessment after two doses of Sci-B-Vac® vs. three doses of Engerix-B®.
	o	In April 2018, VBI completed enrollment in the PROTECT study.

o	The CONSTANT study is designed to demonstrate lot-to-lot consistency for immune response in approximately 3,200 adults, as measured by geometric mean concentration (GMC) of antibodies across three independent, consecutively manufactured lots of Sci-B-Vac®. The secondary endpoint will evaluate safety of Sci-B-Vac® vs. Engerix-B®.
	o	Enrollment is ongoing in the CONSTANT study.

o	Topline data are expected mid-year 2019.
	o	The results from this pivotal Phase 3 program are intended to support future regulatory filings in the U.S., Europe, and Canada.

VBI-1501 for Congenital Cytomegalovirus (CMV)

o	VBI-1501 is currently being evaluated in a Phase 1 randomized, observer-blind, placebo-controlled study designed to evaluate the safety, tolerability, and immunogenicity of VBI-1501 in 128 CMV-negative, healthy adults.

o	In July 2017, VBI announced positive interim immunogenicity data from this Phase I study. After two of the three planned vaccinations, antibody responses against the CMV gB antigen were observed with clear evidence of dose-dependent boosting, seroconversion in 100% of subjects who received the highest dose, and clear benefit of the adjuvant alum.

o	VBI plans to report final safety and immunogenicity data from the study mid-year 2018, which will inform next steps for the clinical development of VBI-1501.

VBI-1901 for Glioblastoma (GBM)

o	In January 2018, VBI commenced patient dosing in a Phase 1/2a clinical study of VBI-1901 for the treatment of recurrent glioblastoma (rGBM).
	o	The multi-center, open-label, two-part study will enroll up to 28 patients and is designed to evaluate safety, tolerability, and the optimal therapeutic dose level of VBI-1901.

o	In April 2018, VBI announced that the independent Data and Safety Monitoring Board (DSMB) unanimously recommended continuation of the Phase 1/2a clinical study without modification after review of all safety data from the fully enrolled, low-dose patient cohort.
	o	Following this recommendation, VBI initiated patient enrollment in the intermediate-dose arm of the dose-escalation phase of the study.
	o	Two additional, pre-specified DSMB reviews are planned to occur following the completion of enrollment in the intermediate-dose study arm and the high-dose study arm, respectively.

o	Extensive biomarker testing and tumor imaging is built into this clinical protocol, such that VBI expects to generate immunologic data that will show whether VBI-1901 is inducing an immune response as expected.

o	In the second half of 2018, VBI hopes to be able to correlate this immunologic and biomarker data with initial clinical outcomes, and in early 2019, 6-month overall survival (OS) and progression-free survival (PFS) data are expected.

First Quarter 2018 Financial Results

o	VBI ended the first quarter of 2018 with $58.1 million in cash and cash equivalents compared with $67.7 million as of December 31, 2017. Net cash used in operations for the three months ended March 31, 2018 was $8.6 million.

o	Revenue for the first quarter of 2018 was $0.2 million, compared with $0.1 million for the same period in 2017. The increase was primarily due to named-patient sales of Sci-B-Vac® in Europe.

o	Research and development expenses were $7.0 million for the first quarter of 2018, as compared to $4.7 million for the same period in 2017. The increase was primarily due to the initiation of the Phase 3 program for Sci-B-Vac® and the Phase 1/2a clinical study for VBI-1901 in recurrent GBM patients, but was partially offset by the reduction in research expenses as VBI-1901 moved from pre-clinical activity to clinical activity.

o	General and administrative expenses were $3.4 million for the first quarter of 2018, as compared to $3.0 million for the same period in 2017. The increase was primarily due to expanded headcount and facilities.

o	Net loss and net loss per share for the first quarter of 2018 were $12.3 million and $0.19, respectively, compared to a net loss of $8.6 million and a net loss per share of $0.22 for the first quarter of 2017.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac® is approved for use in Israel and 14 other countries, and is in Phase 3 clinical development to support potential regulatory filings in the U.S., Europe, and Canada. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma (GBM). VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

●	Website Home: http://www.vbivaccines.com/
●	News and Insights: http://www.vbivaccines.com/wire/
●	Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and filed with the Canadian security authorities at sedar.com on February 26, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Vaccines Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet

(In Thousands)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Cash and cash equivalents	$58,094	$67,694
Accounts receivable	167	143
Prepaid expenses and other current assets	2,091	2,589

Total current assets	60,352	70,426
Property and equipment, net	2,942	2,245
Intangible assets, net	61,600	63,336
Goodwill	8,731	8,974
Other non-current assets	1,196	675

Total assets	134,821	145,656

Liabilities and stockholder’s equity
Accounts payable	$2,537	$1,810
Other current liabilities	13,476	11,426

Total current liabilities	16,013	13,236
Total non-current liabilities	12,347	12,633

Total liabilities	28,360	25,869

Total stockholders’ equity	106,461	119,787

Total Liabilities and stockholders’ equity	134,821	145,656

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In Thousands Except Per Share Amounts)

	For the Three Months Ended March 31
	2018	2017
	(unaudited)

Revenues	$178	$127

Operating expenses
Cost of revenue	1,413	1,275
Research and development	6,964	4,654
General and administration	3,425	3,045
Total operating expenses	11,802	8,974

Loss from operations	(11,624)	(8,847)

Interest income (expense), net	(539)	(704)
Foreign exchange gain (loss)	(88)	482

Loss before income taxes	(12,251)	(9,069)
Income tax benefit	-	431
Net Loss	$(12,251)	$(8,638)
Basic and diluted net loss per share	$(0.19)	$(0.22)
Weighted-average number of shares used to compute basic and diluted net loss per share	64,179,605	40,026,270
Other comprehensive income (loss) - currency translation adjustments	(1,902)	126
Comprehensive Loss	$(14,153)	$(8,512)

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie

Chief Business Officer

Email: IR@vbivaccines.com

VBI Media Contact

Burns McClellan, Inc.

Justin Jackson

Phone: (212) 213-0006

Email: jjackson@burnsmc.com